Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated August 28, 2012, on the financial statements of The Primary Trend Fund, Inc., as of June 30, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Primary Trend Fund, Inc.’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
October 29, 2012